UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 14, 2020

KALEIDO BIOSCIENCES, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-38822	47-3048279
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

65 Hayden Avenue Lexington, MA	02421
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (617) 674-9000

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.001 Par Value	KLDO	NASDAQ Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 16, 2020, Kaleido Biosciences, Inc. (the “Company”) announced that Alison Lawton has resigned as the Company’s President and Chief Executive Officer (“CEO”) effective June 16, 2020 to return to the United Kingdom and attend to an unexpected family health matter. Ms. Lawton informed the Board of Directors of her decision on June 14, 2020. Ms. Lawton will continue to serve as a Director and special advisory to the Company and will support the Company through this transition. The Company is working on an Employment and Separation Agreement with Ms. Lawton to set forth her agreed upon post-resignation compensation and responsibilities.

The Company’s Board of Directors (the “Board”) will be initiating a search for a new CEO and has established an Office of the CEO to lead the organization and to advance its strategic goals during this transition period. The Office of the CEO will be comprised of Mike Bonney, the Company’s Executive Chair and former CEO, and Ms. Lawton. Other members of the Board of Directors have also committed to providing their expertise and support to the organization until a successor CEO is identified.

The Company issued a press release on June 16, 2020 announcing Ms. Lawton's resignation and formation of the Office of the CEO. A copy of the press release is being furnished as Exhibit 99.1.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits:

Exhibit No.	Description

99.1	Press Release issued by the Company on June 16, 2020, furnished hereto.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KALEIDO BIOSCIENCES, INC.

Date: June 16, 2020	By:	/s/ Jerald Korn
Jerald Korn
General Counsel